                                                                 Exhibit 12(a)



                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                              Fiscal       Fiscal
                                                        Quarter Ended       Year Ended   Year Ended
                                                        September 30,        June 30,     June 30,
                                                     1998         1997         1998         1997
                                                     ----         ----         ----         ----
                                                                      (millions)
Income from continuing operations before tax      $   138      $   216       $ 1,611       $   726

Add (deduct):
Dividends from equity companies                         2           19            56           107

Fixed charges                                          86           73           406           376
Interest capitalized, net of amortization            --             (1)           (2)           (2)
                                                  -------      -------       -------       -------
Earnings available for fixed charges              $   226      $   307       $ 2,071       $ 1,207
                                                  -------      -------       -------       -------

Fixed Charges:
Interest Expense                                  $    74      $    60       $   357       $   326
Portion of rent expense deemed to represent
interest factor                                        13           13            49            50
                                                  -------      -------       -------       -------
Fixed Charges                                     $    87      $    73       $   406       $   376
                                                  -------      -------       -------       -------
Ratio of Earnings to Fixed Charges                    2.6x         4.2x          5.1x          3.2x
                                                  =======      =======       =======       =======